Tupperware Brands Reports Record Second Quarter Sales and Income

- Sales up 8% in U.S. dollars and local currency+ versus last year.

- GAAP diluted E.P.S. $1.43, versus $0.22 last year, which included non-cash purchase accounting impairment charges.  Adjusted*, diluted E.P.S. $1.46, up 11% in local currency.

- Share repurchases of $100 million / 1.23 million shares.

ORLANDO, Fla., July 24, 2013 /PRNewswire/ -- (NYSE: TUP) Tupperware Brands Corporation today announced second quarter 2013 operating results.

Rick Goings, Chairman and CEO, commented, "Our second quarter results reinforce the importance of operating Tupperware Brands as a truly global business with a strong footprint across both established and emerging market economies. This provides us with a well-balanced source of earnings, reducing our reliance on any one market, while allowing us the opportunity to successfully cross pollinate ideas, products and practices around the world as we grow. But once more, the emerging markets have been the key driver of sales and profitability this quarter with particularly strong growth across both South America and Asia. Our strong position and growth in these emerging markets is driven by the power of our channel, our brand and our reputation for quality, which allows us to capitalize on the opportunities arising from more fully penetrating these markets and their emerging middle classes."

Goings added, "Our business model formula enables us to continue to grow in markets around the world, even in challenging economic environments. There are four pillars to our formula: continued product innovation, an informative and entertaining selling situation, a compelling opportunity/structure for our independent sales forces and solid direct selling fundamentals. These pillars will continue to be the key drivers of our future growth and success."

Second Quarter Executive Summary

  Second quarter 2013 net sales were $688 million.  Emerging markets, accounting for 65% of sales, achieved a 14% increase in local currency, driven by large populations, penetration of un-served and underserved consumers and emerging middle classes.  Established markets were down 1%, a sequential improvement versus the first quarter.
  GAAP net income of $76 million versus $13 million in prior year.  2012 included $76.9 million of pre-tax, non-cash impairment charges to write down purchase accounting intangibles, as well as $7.5 million pre-tax gain from the sale of a previously idled manufacturing facility.
  First half cash flow from operating activities net of investing activities $55 million, $29 million ahead of the same period last year.
  The Company returned $133 million to shareholders through a dividend payout of $33 million and the repurchase of 1.23 million shares for $100 million.  Since 2007, 18 million shares have been repurchased for $1 billion, with $1 billion left under an authorization that runs until February 2017.
  Total sales force 3% higher than the prior year at the end of the quarter, a 2 percentage point sequential improvement.

Second Quarter Business Highlights

Europe: Sales growth led by Turkey and France

  Segment sales, up 3% versus last year reported and in local currency.  This increase was largely driven by the emerging markets, up 10%, led by a 27% increase in Turkey, overcoming the impact of a tense political environment.  Tupperware South Africa sales down in the quarter, but increased profitability through significant value chain improvement.
  Established market sales were even with prior year in local currency.  France performed well, and was up 10% in the quarter after having been down in the prior year, as a result of decreased consumer spending around national elections.  Three point sequential improvement in Germany, although down 7% including an impact from extreme weather conditions.

Asia Pacific: Indonesia, the largest Tupperware market in the world, continues strong double digit growth

  Sales for the segment up 13% reported and 16% in local currency, driven by the emerging markets up 20% in local currency.  This was led by Indonesia, which was up 36%.  India and China were both up over 20%.  These markets continue to benefit from penetration of large populations and the emerging middle classes.
  All of the established markets in the segment were up, which included both business units in Australia and Japan.  Overall established markets delivered a 2% local currency increase in sales.
  Total sales force was up 3%, a 6 percentage point improvement over the first quarter.  This primarily reflected a better comparison in India.  The relatively low sales force advantage reflects structural and tactical decisions in India, Malaysia/Singapore and the Philippines.

Tupperware North America: Improving trends in Tupperware U.S. and Canada

  Segment sales, up 11% reported, 8% in local currency, reflected Tupperware Mexico sales up 12%, primarily a result of higher sales force activity, as well as 3 percentage points from higher B2B sales.
  Tupperware United States and Canada sales were up 4% versus prior year, a result of improving key business indicators and an aggressive promotional approach.  The sales force size comparison improved 8 percentage points in the quarter to a 3% advantage and there was significant improvement in sales force activity.
  Profitability was negatively impacted by the promotional approach in the quarter by Tupperware United States and Canada.

Beauty North America: Continued focus on executing and leveraging recently implemented programs

  Sales for the segment were down 5% reported and down 10% in local currency.  Fuller Mexico sales were down 6% in local currency.  Sales force productivity was up, but total sales force size and activity were down.
  BeautiControl sales were down 26%, driven by a decrease in activity and sales force size, resulting from significantly lower recruiting. There is a continuing focus on developing a more seller-based business, sales force training and product line revisions.

South America: Sales growth driven by 17% increase in sales force

  Sales up 18% reported and 22% in local currency, primarily as a result of continued growth in Brazil that was up 32% in local currency driven by an increased sales force size.  Venezuela was up 13% and reflected higher prices due to inflation offset by a weaker currency.
  A 17% quarter end advantage in sales force size was an improvement over the first quarter.  Active sales force, while down 3% was an 8 percentage point improvement over the first quarter.  The 25 point difference between the sales and active seller comparisons, reflected the ongoing strategy to increase average order size in Argentina, inflation related price increases and a mix shift of sales toward Brazil that has higher than average order size.

2013 Updated Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's third quarter and full year 2013 guidance is provided below.

Company Level
	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Sept 28, 2013		Ended	Dec 28, 2013		Ended
	Low	High	Sept 29, 2012	Low	High	Dec 29, 2012
USD Sales Growth vs Prior Year	3%	5%	(1)%	4%	5%	0%	(a)
GAAP EPS	$0.96	$1.01	$0.85	$5.20	$5.30	$3.42
GAAP Pre-Tax ROS	10.9%	11.2%	11.3%	13.6%	13.7%	10.6%

Local Currency+ Sales Growth vs Prior Year	5%	7%	6%	6%	7%	5%	(a)
EPS Excluding Items*	$0.99	$1.04	$0.95	$5.44	$5.54	$4.99
Pre-Tax ROS Excluding Items	11.2%	11.6%	11.8%	14.2%	14.3%	14.2%

FX Impact on EPS Excluding Items Comparison	($0.05)	($0.05)		($0.15)	($0.15)

(a) 2011 had a 53rd week under the Company's fiscal calendar, and this negatively impacted the year-over-year sales comparison by 1% for full year 2012.

  Full year 2013 net interest expense is expected to increase over 2012 by about $6 million, due to higher borrowings and interest rates in conjunction with reaching the Company's leverage target announced in January 2013.
  Full year tax rate excluding items is expected to be 24.5%, and 19.4% on a U.S. GAAP basis.
  The net reduction in the high end of the diluted earnings per share guidance range versus that provided in April, without items, reflects negative 15 cents from changes in foreign exchange rates, partially offset by second quarter actual E.P.S. above the high end of previous guidance in local currency.
  The full year GAAP diluted earnings per share guidance continues to include a negative 8 cent impact from the first quarter devaluation of the Venezuelan bolivar related to the Company's net monetary asset, inventory and non-recurring deferred tax balance sheet positions at the time of the devaluation.

Segment Level

  For the full year, sales in local currency are expected to be up by a low single digit percentage in the Europe and Tupperware North America segments, up by a mid-teen percentage in Asia Pacific, down by a mid to high single digit in Beauty North America and to be up by about 20% in the South America segment.
  Pre-tax return on sales for the full year, versus 2012, is expected to increase slightly in Europe, to increase by about 1 percentage point in Asia Pacific, to be down approaching 1 point in Tupperware North America, to be down about 2 ½ points in Beauty North America and to be up about ½ point in South America.
  The outlook for return on sales in South America excludes the impact of the devaluation of the Venezuelan bolivar on the Company's balance sheet positions at the time of the devaluation and assumes no change in the current 6.3 Venezuelan bolivar to U.S. dollar exchange rate.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe (including Scandinavia), the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Second Quarter Earnings Conference Call
Tupperware Brands will conduct a conference call and simultaneous webcast presentation including slides today, Wednesday, July 24, 2013, at 8:30 am Eastern time. The conference call and slides will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.8 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, changes in the fair value of previously acquired businesses and trade names, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information, other than through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures
The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering and impairment charges. Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations. Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period. For this reason, these amounts are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur infrequently, also provides a useful measure for analysis and predictive purposes. During the first quarter of 2013, the Venezuelan government abolished the exchange rate that the Company had previously used in translating the results of its Venezuelan operations, and at the same time devalued the official foreign exchange rate in that country. Due to the lack of a connection between the market perceived value of the Venezuelan bolivar and the exchange rate mandated by the Venezuelan government, and now used by the Company, and the sporadic timing of such mandated changes in the exchange rate, the non-GAAP measures exclude for analysis and predictive purposes, the impact from the devaluation on the bolivar denominated net monetary asset, inventory and non-recurring deferred tax balance sheet positions of the Company in Venezuela at the time of the devaluation.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress. Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

TUPPERWARE BRANDS CORPORATION
SECOND QUARTER SALES STATISTICS*

(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q2' 12%		Total Sales Force	Inc/(Dec) vs. Q2' 12%
Europe	3	3	104,292	5		638,974	6
Asia Pacific	13	16	234,529	8	[a]	954,291	3
TW North America	11	8	101,810	(8)	[b]	341,481	3
Beauty North America	(5)	(10)	255,673	(14)		510,948	(7)	[e]
South America	18	22	99,955	(3)	[c]	340,569	17
Total All Units	8	8	796,259	(4)	[b,d]	2,786,263	3

Emerging Market Units

Europe	3	10	69,226	12		459,650	9
Asia Pacific	19	20	204,225	9	[a]	854,469	4
TW North America	21	12	91,236	7		258,779	2
Beauty North America	2	(6)	228,778	(13)		429,017	(6)	[e]
South America	18	22	99,955	(3)	[c]	340,569	17
Total Emerging Market Units	13	14	693,420	(1)		2,342,484	4

Established Market Units

Europe	3	-	35,066	(5)		179,324	(1)
Asia Pacific	(7)	2	30,304	3		99,822	(3)
TW North America	3	4	10,574	(59)	[b]	82,702	3
Beauty North America	(20)	(20)	26,895	(25)		81,931	(13)	[e]
South America	-	-	-	-		-	-
Total Established Market Units	(1)	(1)	102,839	(20)	[b]	443,779	(3)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
a Local currency sales increase above active seller increase reflected productivity improvements in several units including in China, Indonesia, and in the Philippines. In the Philippines, the Company is shifting the business toward a higher share of housewares and branded products, which contributes to the productivity improvement.
b In the third quarter of 2012, the Tupperware U.S. and Canada business began measuring sales force activity on a weekly rather than a monthly basis. For the second quarter, this had a negative 15, 2, 69 and 12 percentage point impact on the total Tupperware North America, total company, Tupperware North America established markets and total company established market comparisons, respectively.
c The active seller comparison in South America lagging the local currency sales increase reflected a 15 point impact from mix shift between units, primarily away from Argentina and toward Brazil, as a result of a change in approach in Argentina to focus on a lower number of more profitable sales zones and to shift the product assortment toward housewares at higher price points. Also impacting the comparison were inflation related price increases across the segment.
d Local currency sales increase despite decrease in active sellers reflecting the change in definition of activity in the Tupperware United States and Canada business described above; 6 points from mix shifts primarily toward Europe that has a higher-than-average order size and away from Beauty North America that has a lower-than-average order size; and 4 points from productivity increases in individual markets including from significant price increases in South America, the change in approach in Argentina, and improved productivity in Asia, each as described above.
e Decrease in total sales force in Beauty North America reflected higher standards under recruiting programs. The even greater decrease in active sellers in the established market units was in light of the low acceptance of the recruiting approach at BeautiControl, where new sellers make up a high proportion of the active sales force.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
(In millions, except per share data)	2013	2012	2013	2012

Net sales	$ 688.4	$ 638.9	$ 1,351.3	$ 1,278.4
Cost of products sold	226.0	206.7	448.8	419.8
Gross margin	462.4	432.2	902.5	858.6

Delivery, sales and administrative expense	349.3	328.5	697.8	668.1
Re-engineering and impairment charges	2.2	1.1	4.4	2.0
Impairment of goodwill and intangible assets	-	76.9	-	76.9
Gains on disposal of assets including insurance recoveries	0.2	7.5	0.2	7.7
Operating income	111.1	33.2	200.5	119.3

Interest income	0.7	0.6	1.3	1.3
Interest expense	10.3	8.7	19.2	18.5
Other expense	0.7	0.4	3.6	0.1
Income before income taxes	100.8	24.7	179.0	102.0
Provision for income taxes	24.5	12.0	44.5	31.0
Net income	$ 76.3	$ 12.7	$ 134.5	$ 71.0

Net income per common share:

Basic earnings per share	$ 1.46	$ 0.23	$ 2.54	$ 1.28

Diluted earnings per share	$ 1.43	$ 0.22	$ 2.49	$ 1.25

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				26 Weeks	26 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	June 29,	June 30,	%	%	Exchange	June 29,	June 30,	%	%	Exchange
	2013	2012	Inc (Dec)	Inc (Dec)	Impact *	2013	2012	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 199.8	$ 194.2	3	3	$ (1.2)	$ 417.4	$ 412.4	1	3	$ (6.9)
Asia Pacific	209.7	186.2	13	16	(5.0)	409.4	364.0	12	16	(11.6)
TW North America	99.7	89.8	11	8	2.8	182.5	174.4	5	3	3.3
Beauty North America	81.8	85.8	(5)	(10)	4.9	167.3	173.2	(3)	(7)	5.9
South America	97.4	82.9	18	22	(3.1)	174.7	154.4	13	20	(9.0)

	$ 688.4	$ 638.9	8	8	$ (1.6)	$ 1,351.3	$ 1,278.4	6	7	$ (18.3)

Segment profit:
Europe	$ 34.4	$ 32.1	7	9	$ (0.6)	$ 71.6	$ 68.2	5	7	$ (1.2)
Asia Pacific	46.3	40.8	14	16	(0.8)	89.1	74.7	19	23	(2.3)
TW North America	17.0	17.9	(5)	(10)	0.8	29.3	31.2	(6)	(9)	1.0
Beauty North America	7.1	10.1	(30)	(35)	0.9	13.5	17.0	(21)	(26)	1.1
South America	22.0	16.6	32	36	(0.4)	27.7	26.6	4	10	(1.3)

	126.8	117.5	8	8	(0.1)	231.2	217.7	6	8	(2.7)

Unallocated expenses	(14.4)	(14.2)	1	2	0.0	(30.1)	(27.3)	10	9	(0.2)
Gains on disposal of assets including insurance recoveries	0.2	7.5	(98)	(98)	-	0.2	7.7	(97)	(97)	-
Re-engineering and impairment charges	(2.2)	(1.1)	+	+	-	(4.4)	(2.0)	+	+	-
Impairment of goodwill and intangible assets	-	(76.9)	-	-	-	-	(76.9)	-	-	-
Interest expense, net	(9.6)	(8.1)	18	18	-	(17.9)	(17.2)	4	4	-

Income before taxes	100.8	24.7	+	+	(0.1)	179.0	102.0	76	81	(2.9)
Provision for income taxes	24.5	12.0	+	+	0.0	44.5	31.0	44	47	(0.7)
Net income	$ 76.3	$ 12.7	+	+	$ (0.1)	$ 134.5	$ 71.0	89	96	$ (2.2)

Net income per common share (diluted)	$ 1.43	$ 0.22	+	+	-	$ 2.49	$ 1.25	99	+	(0.04)

Weighted Average number of diluted shares	53.5	56.5				54.1	56.8

* 2013 actual compared with 2012 translated at 2013 exchange rates.
+ Change is greater than 100 percent.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(In millions except per share data)
	13 Weeks Ended June 29, 2013				13 Weeks Ended June 30, 2012
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 34.4	$ -		$ 34.4	$ 32.1	$ 0.1	a	$ 32.2
Asia Pacific	46.3	0.1	a	46.4	40.8	0.2	a	41.0
TW North America	17.0	-		17.0	17.9	-		17.9
Beauty North America	7.1	0.2	a	7.3	10.1	0.2	a	10.3
South America	22.0	0.3	g	22.3	16.6	-		16.6
	126.8	0.6		127.4	117.5	0.5		118.0

Unallocated expenses	(14.4)	-		(14.4)	(14.2)	-		(14.2)
Gains on disposal of assets	0.2	(0.2)	c	-	7.5	(7.5)	c	-
Re-engineering and impairment charges	(2.2)	2.2	d	-	(1.1)	1.1	d	-
Impairment of goodwill and intangible assets	-	-		-	(76.9)	76.9	f	-
Interest expense, net	(9.6)	-		(9.6)	(8.1)	-		(8.1)
Income before taxes	100.8	2.6		103.4	24.7	71.0		95.7
Provision for income taxes	24.5	0.7	e	25.2	12.0	9.9	e	21.9
Net income	$ 76.3	$ 1.9		$ 78.2	$ 12.7	$ 61.1		$ 73.8

Net income per common share (diluted)	$ 1.43	$ 0.03		$ 1.46	$ 0.22	$ 1.09		$ 1.31

	26 Weeks Ended June 29, 2013				26 Weeks Ended June 30, 2012
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 71.6	$ -		$ 71.6	$ 68.2	$ 0.2	a	$ 68.4
Asia Pacific	89.1	0.3	a	89.4	74.7	0.4	a	75.1
TW North America	29.3	-		29.3	31.2	-		31.2
Beauty North America	13.5	0.3	a	13.8	17.0	0.4	a	17.4
South America	27.7	4.2	g	31.9	26.6	-		26.6
	231.2	4.8		236.0	217.7	1.0		218.7

Unallocated expenses	(30.1)	-		(30.1)	(27.3)	(0.5)	b	(27.8)
Gains on disposal of assets including insurance rec	0.2	(0.2)	c	-	7.7	(7.7)	c	-
Re-engineering and impairment charges	(4.4)	4.4	d	-	(2.0)	2.0	d	-
Impairment of goodwill and intangible assets	-	-		-	(76.9)	76.9	f	-
Interest expense, net	(17.9)	-		(17.9)	(17.2)	-		(17.2)
Income before taxes	179.0	9.0		188.0	102.0	71.7		173.7
Provision for income taxes	44.5	0.9	e	45.4	31.0	9.9	e	40.9
Net income	$ 134.5	$ 8.1		$ 142.6	$ 71.0	$ 61.8		$ 132.8

Net income per common share (diluted)	$ 2.49	$ 0.14		$ 2.63	$ 1.25	$ 1.09		$ 2.34

(a) Amortization of intangibles of acquired beauty units.
(b) Change in estimate of asset retirement obligation for the Company's Orlando and South Carolina locations.

(c)  Gain on disposal of assets of $0.2 million in 2013 is from the sale of a facility in Australia.  Gain on disposal of assets of $7.7 million in 2012 is from

$0.2 million of insurance proceeds in the first quarter related to a flood in Venezuela and $7.5 million in the second quarter from the sale of a facility in Belgium.

(d)  Re-engineering and impairment charges of $4.4 million in 2013 were mostly for severance costs incurred to reduce headcount, primarily  in the

Company's BeautiControl, Eastern Europe, and France operations, as well as the cost to relocate an office in Europe and the impairment of software in the

United States, of which $2.2 million were incurred in the second quarter.  Re-engineering and impairment charges of $2.0 million in 2012 primarily represent severance costs incurred to reduce headcount in several of the Company's operations, including Greece, Mexico, Poland and United Kingdom, of which

$1.1 million were incurred in the second quarter.

(e) Provision for income taxes represented the net tax impact of adjusted amounts.
(f) After review, the purchase accounting intangibles of BeautiControl, NaturCare Japan and Nutrimetics were deemed to be impaired, resulting in non-cash charges of $76.9 million.

(g) Translation impact related to the net monetary asset, inventory and non-recurring deferred tax balance sheet positions when, in the first quarter of 2013, the Venezuelan government devalued the bolivar to U.S. dollar exchange rate to 6.3.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	26 Weeks Ended	26 Weeks Ended
	June 29,	June 30,
(In millions)	2013	2012

OPERATING ACTIVITIES
Net cash provided by operating activities	$ 71.4	$ 50.7

INVESTING ACTIVITIES
Capital expenditures	(23.8)	(33.7)
Proceeds from disposal of property, plant & equipment	7.1	8.8

Net cash used in investing activities	(16.7)	(24.9)

FINANCING ACTIVITIES
Dividend payments to shareholders	(52.7)	(37.5)
Net proceeds from issuance of senior notes	200.0	-
Repurchase of common stock	(203.7)	(79.0)
Repayment of long-term debt and capital lease obligations	(1.4)	(1.3)
Net change in short-term debt	(17.9)	40.4
Debt issuance costs	(0.7)	-
Proceeds from exercise of stock options	16.7	7.4
Excess tax benefits from share-based payment arrangements	9.8	8.5

Net cash used in financing activities	(49.9)	(61.5)

Effect of exchange rate changes on cash and
cash equivalents	(12.2)	(4.5)

Net change in cash and cash equivalents	(7.4)	(40.2)

Cash and cash equivalents at beginning of year	119.8	138.2

Cash and cash equivalents at end of period	$ 112.4	$ 98.0

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 29,	Dec. 29,
(In millions)	2013	2012

Assets

Cash and cash equivalents	$112.4	$119.8
Other current assets	714.3	646.7
Total current assets	826.7	766.5

Property, plant and equipment, net	282.5	298.8

Other assets	712.2	756.5

Total assets	$1,821.4	$1,821.8

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$183.9	$203.4
Accounts payable and other current liabilities	457.7	491.1

Total current liabilities	641.6	694.5

Long-term debt	619.1	414.4

Other liabilities	224.8	233.8

Total shareholders' equity	335.9	479.1

Total liabilities and shareholders' equity	$1,821.4	$1,821.8

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended June 29, 2013: 1.70 times

*Adjusted EBITDA as defined in the Company's credit agreement under
Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 24, 2013

(UNAUDITED)

($ in millions, except per share amounts)
	Third Quarter	Third Quarter
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 67.3	$ 66.5	$ 69.8

Income tax	19.8	16.3	17.1
Effective Rate	29%	25%	24%

Net Income (GAAP)	$ 47.5	$ 50.2	$ 52.7

% change from prior year		6%	11%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (0.3)	$ -	$ -
Re-engineering and other restructuring costs	2.5	1.8	1.8
Acquired intangible asset amortization	0.5	0.3	0.3
Income tax (2)	3.0	(0.6)	(0.6)
Net Income (adjusted)	53.2	51.7	54.2

Exchange rate impact (3)	(2.8)	-	-
Net Income (adjusted and 2012 restated for currency changes)	50.4	51.7	54.2

% change from prior year		3%	8%

Net income (GAAP) per common share (diluted)	$ 0.85	$ 0.96	$ 1.01

% change from prior year		13%	19%

Net Income (adjusted) per common share (diluted)	$ 0.95	$ 0.99	$ 1.04

Net Income (adjusted & restated) per common share (diluted)	$ 0.90	$ 0.99	$ 1.04

% change from prior year		10%	16%

Average number of diluted shares (millions)	56.2	52.3	52.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates
See the note related to Venezuela foreign exchange on the following page

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 24, 2013

(UNAUDITED)

($ in millions, except per share amounts)
	Full Year	Full Year
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 272.8	$ 366.0	$ 373.0

Income tax	79.8	90.2	91.9
Effective Rate	29%	25%	25%

Net Income (GAAP)	$ 193.0	$ 275.8	$ 281.1

% change from prior year		43%	46%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (7.9)	$ (0.2)	$ (0.2)
Re-engineering and other restructuring costs	22.1	10.5	10.5
Impact of Venezuelan bolivar devaluation on balance sheet positions	-	4.2	4.2
Acquired intangible asset amortization	2.1	1.3	1.3
Purchase accounting intangibles impairments	76.9	-	-
Income tax (2)	(4.8)	(3.4)	(3.4)
Net Income (adjusted)	281.4	288.2	293.5

Exchange rate impact (3)	(8.1)	-	-
Net Income (adjusted and 2012 restated for currency changes)	273.3	288.2	293.5

% change from prior year		5%	7%

Net income (GAAP) per common share (diluted)	$ 3.42	$ 5.20	$ 5.30

% change from prior year		52%	55%

Net Income (adjusted) per common share (diluted)	$ 4.99	$ 5.44	$ 5.54

Net Income (adjusted & restated) per common share (diluted)	$ 4.84	$ 5.44	$ 5.54

% change from prior year		12%	14%

Average number of diluted shares (millions)	56.4	53.0	53.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates

The Company's outlook assumes no change in the current Venezuelan exchange rate of 6.3 bolivars to the U.S. dollar.  If the rate had gone to 32 bolivars to the dollar as of the beginning of the third quarter of 2013, the Company estimates its full-year 2013 pre-tax earnings would be $32 million lower than shown above, of which $25 million would relate to amounts already on the balance sheet at the end of June 2013, and the rest to the translation of 2013 activity at the lower rate.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA *

(UNAUDITED)
		As of and for
		the Four Quarters
		Ended
		June 29,
		2013
	Adjusted EBITDA:
	Net income	$256.5
	Add:
	Depreciation and amortization	50.4
	Gross interest expense	35.6
	Provision for income taxes	93.3
	Pretax non-cash re-engineering and impairment charges	16.4
	Equity compensation	20.6
	Deduct:
	Gains on land sales, insurance recoveries, etc.	(0.4)

	Total Adjusted EBITDA	$472.4

	Consolidated total debt	$803.0
	Divided by adjusted EBITDA	472.4

	Debt to Adjusted EBITDA Ratio	1.70

*

Amounts and calculations are based on the definitions and provisions of the Company's $450 million Credit Agreement dated June 2, 2011 and, where applicable, are based on the trailing four quarter amounts.  "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.

CONTACT: Investor Contact: Teresa Burchfield (407) 826-4475